Exhibit 10.15

Solid Biosciences Inc.
Executive Chairman Agreement

EXECUTIVE CHAIR AGREEMENT

This Executive Chair Agreement (together with Exhibit A, the “Agreement”), effective January 1, 2022 (the “Effective Date”), is by and between Ian F. Smith, an individual having an address at 45 Commonwealth Avenue, Unit 3, Boston, MA 02116 (the “Executive Chair”), and Solid Biosciences Inc., a Delaware corporation (together with its affiliates, the “Company”), having an address at 141 Portland Street, Fifth Floor, Cambridge, MA 02139.

WHEREAS, Executive Chair is currently serving as a member and chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, Executive Chair has also been providing advisory services to Company pursuant to a consulting agreement between the Parties entered into on January 4, 2021 (the “Prior Agreement”) and both parties acknowledge and agree that, as of the Effective Date of this Agreement, the agreed upon services under the Prior Agreement have been completed;

WHEREAS, from and after the close of business on the Effective Date, Executive Chair shall no longer serve under the Prior Agreement, but shall be retained as the Executive Chairman pursuant to the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive Chair and the Company agree as follows:

1.
Services. Company retains Executive Chair, and Executive Chair agrees to provide, part-time advisory services to Company, consistent with his position as Executive Chairman of the Board, and as more fully set forth on Exhibit A attached hereto (the “Services”). It is understood and agreed that the Executive Chair will not be an executive officer of the Company and that Chief Executive Officer of the Company will continue to be the Company’s principal executive officer and will continue to report directly to the board of directors and to the Executive Chairman.
2.
Compensation. As consideration for Services provided under this Agreement, the Company shall grant, subject to approval of Company’s Board, to Executive Chair an option to purchase 194,500 shares of the Company’s Common Stock (“Stock Options”) at an exercise price per share equal to the closing price of the Company’s Common Stock on January 3, 2021 (the “Grant Date”), and 97,250 restricted stock units (the “RSUs” and together with the RSUs, the “Awards”). The Awards will vest in equal quarterly installments with the first installment vesting three months from the Grant Date and the final installment vesting date on the date that is 12 months from the Grant Date, subject to continued services as a Director of the Company. Additionally, in the event of a change in control of the Company and on terms consistent with board of director equity award agreements, all unvested Awards will accelerate and vest in full.

3.
Work-Made-for Hire.

(a) All right, title and interest in any and all writings, ideas, inventions, know-how, designs, improvements or other property created during Executive Chair’s advisory relationship relating in any way to the assets, business or operations of the Company, constituting copyrights, patents, trademarks, service marks and related rights or other forms of proprietary rights or information (regardless of whether any such copyrights, patents, trademarks and service marks or other rights have or may be registered) that are created, adapted or improved by Executive Chair (whether alone or in conjunction with any other person or employee), and all material created during Executive Chair’s advisory relationship that includes any of the foregoing (collectively, “Covered Material”), shall be owned by the Company and to the extent that it includes copyrightable subject matter, shall be deemed a work made for hire for the Company within the meaning of the United States Copyright Act of 1976 and for all other purposes. If any Covered Material is deemed not to be work made for hire, such Covered Material is hereby assigned by Executive Chair to the Company and Executive Chair shall not have or claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in such Covered Material.

(b) The Company shall have the right to apply for and obtain registrations in the United States Copyright Office and the United States Patent and Trademark Office, in its own or its designee’s name, of its rights in any or all of the Covered Material. If for any reason the rights in any Covered Material are registered, or applied to be registered, in Executive Chair’s name, Executive Chair shall assign in writing such application or registration to the Company and hereby authorizes and appoints the Company its agent for the purpose of recording such assignment.

(c) Upon request of Company, Executive Chair shall execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, inventions, ideas, discoveries, designs and improvements; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to protect the Company’s interest therein including any assistance which the Company shall deem necessary in connection with any proceeding or litigation involving the same. The Company shall reimburse Executive Chair for all reasonable out-of-pocket costs, incurred by Executive Chair in rendering any such assistance requested by the Company pursuant to this Section. In the event that Executive Chair should fail or refuse to execute such documents within a reasonable time, Executive Chair appoints Company as attorney to execute and deliver any such documents on Executive Chair’s behalf.

4.
Nondisclosure. Executive Chair agrees to (a) hold the Confidential Information (as defined below) in confidence; (b) not disclose any Confidential Information to any third party without the prior written consent of Company; (c) not use the Confidential Information for any purpose except solely as required to perform the Services; and (d) treat Confidential Information with no less than a reasonable degree of care. For purposes of this Agreement, the term “Confidential Information” means any and all information and derivative information, in whatever form or medium, including oral information, concerning or relating to the Company or information of any third party that the Company is under an obligation to keep confidential or that is maintained by the Company as confidential, including, without limitation, intellectual property of the Company, such as, but not limited to, Covered Material, patent applications, copyrights, copyright applications, and trade secrets; information regarding or resulting from research and development activities performed by or on behalf of the Company and other projects (such as, but not limited to, preclinical and clinical data, design details and specifications, engineering information, and works in process); and business and financial information (such as, but not limited to, current, future, and proposed products and services, financial information and models, information relating to procurement requirements, purchasing, manufacturing, investors, customer lists, customers, suppliers, facilities, product plans, product ideas, business strategies, marketing or business plans, financial or personnel matters, investors, employees, business and contractual relationships, business forecasts, sales, strategies, operations, policies, procedures, commercialization capabilities, and information regarding third parties). Notwithstanding the foregoing, Confidential Information does not include information that Executive Chair can demonstrate: (a) is publicly known and generally available in the public domain other than in consequence of improper action by any person; or (b) was acquired by Executive Chair free and clear of any duty of confidentiality or restricted use and without improper action by the transferor of such information or any other person. Executive Chair shall keep confidential all matters entrusted to Executive Chair by or on behalf of the Company and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing Executive Chair’s duties as an advisor to the Company, and Executive Chair shall not use any Confidential Information in any manner that may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly. Nothing in this Agreement prohibits Executive Chair from reporting possible violations of federal or state law or regulations to any governmental agency or entity or self-regulatory institution, including but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any such reports or disclosures and Executive Chair is not required to notify the Company that Executive Chair has made such reports or disclosures.
5.
Compliance with Laws. Executive Chair agrees to provide the Services to Company and its affiliates in accordance with all applicable laws and regulations and the highest professional standards. Executive Chair represents and warrants that Executive Chair has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

6.
Compliance with Obligations to Third Parties. Executive Chair represents and warrants to Company that the terms of this Agreement and Executive Chair’s performance of Services do not and will not conflict with any of Executive Chair’s obligations to any third parties. Executive Chair represents that Executive Chair has not brought and will not bring with Executive Chair to Company or use in the performance of Services any equipment, funds, space, personnel, facilities, confidential information, trade secrets or other resources of any third party which are not generally available to the public, nor will Executive Chair take any other action that would result in a third-party asserting ownership of, or other rights in, any Covered Material. If Executive Chair is a faculty member at or employee of a university or hospital or another organization or company (“Institution”), Executive Chair represents and warrants that Executive Chair is not prohibited by any applicable policy of such Institution, including without limitation any policy addressing conflicts of interest or intellectual property, from performing external consulting services and assigning rights to intellectual property arising from such services to Company or a third party. To the extent Executive Chair is subject to any policy of his/her employer that requires approval of agreements governing external consulting services, Executive Chair represents that such approval has been given and covenants that such approval will be obtained prior to entering into any amendment to this Agreement requiring such approval.
7.
Non-hire of Employees and Consultants. During the Term and for a one year period thereafter, Executive Chair will not (except on the Company’s behalf), directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, employ, hire, retain, attempt to employ, hire or retain, or knowingly permit any company or business organization by which Executive Chair is employed or which is directly or indirectly controlled by Executive Chair to employ, hire or retain, any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after Executive Chair’s departure from the Company.
8.
Nonsolicitation of Employees and Consultants. During the Term and for a one year period thereafter, Executive Chair will not (except on the Company’s behalf), directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, in any manner seek to solicit or induce any Company employee or consultant, or any such person whose employment or consultancy with the Company has terminated within six months prior to or after Executive Chair’s departure from the Company, to leave his or her employment or consultancy with the Company, or assist in the recruitment or hiring of any such person.
9.
Nondisparagement. Executive Chair shall not at any time, whether during or after the Term, regardless of the reason for such termination, make to any person or entity disparaging, critical or otherwise detrimental comments of a business or personal nature relating to the Company or its personnel.
10.
Use of Name. Executive Chair will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Company or any of its affiliates for publicity, promotion, or other uses without Company’s prior written consent.

11.
Company Property. Executive Chair shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. The term “Company Property” shall include all Confidential Information; the Company’s records, files and data; all Company computers, cellular telephones, personal digital assistants, credit and/or calling cards, keys, access cards and the like; and all other documentation or materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in Executive Chair’s possession, custody or control. Executive Chair further agrees that upon expiration or termination of this Agreement, Executive Chair shall immediately return all Company Property to Company. Executive Chair acknowledges and agree that all Company Property shall be and remain the sole and exclusive property of the Company. Immediately upon the expiration or termination of this Agreement, Executive Chair shall deliver all Company Property in Executive Chair’s possession, and all copies thereof, to the Company.
12.
Term & Termination. The term of this Agreement will commence on the Effective Date and will expire on December 31, 2022, unless extended by mutual written agreement of the parties or earlier terminated in accordance with this Section 12 (the “Term”). Notwithstanding anything to the contrary herein, the Company may terminate this Agreement, for any or no reason, on written notice to Executive Chair and Executive Chair may terminate this agreement, for any reason or no reason, on fifteen (15) days prior written notice to the Company.
13.
Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Company will be marked “Attention: Chief Legal Officer.” All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, or (iii) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.
14.
Remedies. Executive Chair agrees that (i) Company may be irreparably injured by a breach of this Agreement by Executive Chair; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach Company will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Executive Chair to post a bond; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.
15.
Independent Contractor. Executive Chair is an independent contractor and not an employee of the Company. Executive Chair shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement. Neither federal, state or local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on Executive Chair’s behalf. Executive Chair will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan of the Company.
16.
Waiver; Amendments. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be agreed to in writing by both parties.

17.
Severability. Executive Chair agrees that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Executive Chair hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.
18.
Survival. Executive Chair’s obligations under Section 3 through 22 of this Agreement shall survive the expiration or termination of this Agreement and shall be binding upon Executive Chair’s successors, heirs, executors, administrators and legal representatives.
19.
Assignment. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Executive Chair may not assign this Agreement. In no event will Executive Chair assign or delegate responsibility for actual performance of the Services to any third party.
20.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws of such state. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.
21.
Entire Agreement. This Agreement sets forth the complete, sole and entire agreement between the parties with respect to the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.
22.
Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS HEREOF, Executive Chair has executed this Agreement as of the last date written below.

SOLID BIOSCIENCES INC.		IAN F. SMITH

By:	/s/ Ilan Ganot	/s/ Ian Smith
Name:	Ilan Ganot
Title:	President & Chief Executive Officer

Exhibit 10.15

Solid Biosciences Inc.
Executive Chairman Agreement

EXHIBIT A

Executive Chairman Services

The Company requires, in addition to the traditional duties as Chairman of the Board, that the Executive Chair, as Executive Chairman, will be available to perform the duties customarily related to this function, including:

•
Provide mentorship and guidance to the Company’s Chief Executive Officer (who will remain the Company’s principal executive officer) and senior leadership team on operational and strategic matters; Chief Executive Officer will continue to report to the Board, as well as to the Executive Chair
•
Act as a liaison between the Company’s senior management and the Board;

•
Participate in regular meetings with the Chief Executive Officer and Chief Operating Officer to further advance the Company’s strategic initiatives;

•
Make himself available as reasonably requested by the Board or Executive Chair officers of the Company to fulfill such other duties as may be reasonably requested, consistent with his status as the Executive Chair Chairman; and

•
Devote between thirty-five to fifty (35-50) hours per month, including one (1) full day per week, on a schedule and at a location(s) mutually agreed between Executive Chair and the Company’s Chief Executive Officer, to include flexible availability to the Company’s Chief Executive Officer and Chief Operating Officer

FIRST AMENDMENT TO

EXECUTIVE CHAIR AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE CHAIR AGREEMENT is effective September 30, 2022 (the “First Amendment Date”), is by and between Ian F. Smith, an individual having an address at 104 Meadowbrook Road, Weston, MA, 02493 (the “Executive Chair”), and Solid Biosciences Inc., a Delaware corporation (together with its affiliates, the “Company”), having an address at 500 Rutherford Ave., Charlestown, MA 02129.

WHEREAS, Executive Chair and the Company are parties to that certain Executive Chair Agreement (“Agreement”), effective as of January 1, 2022 (the “Effective Date”), and

WHEREAS, the parties desire to amend the Agreement in manner set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Compensation. Section 2 of the Agreement is amended by inserting a new Section 2A as follows: and restated in its entirety as follows:

“2A. Compensation – 2023. As consideration for Services provided under this Agreement from and after January 1, 2023, the Company shall, subject to approval of Company’s Board, grant to Executive Chair equity awards (the “2023 Awards”) with an aggregate total Black Scholes value of $700,000, consisting of (i) 50% stock options (the “2023 Stock Options”) at an exercise price per share equal to the closing price of the Company’s Common Stock on January 2, 2023 (the “2023 Grant Date”) and (ii) 50% restricted stock units (“2023 RSUs”), in each case adjusted, as applicable and appropriate, to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date of this Amendment and prior to the 2023 Grant Date. The 2023 Awards will vest in equal quarterly installments with the first installment vesting three months from the 2023 Grant Date and the final installment vesting date on the date that is 12 months from the 2023 Grant Date, subject to continued services as a Director of the Company. Additionally, in the event of (i) the early termination of this Agreement prior to the expiration of the Term and/or (ii) a change in control of the Company and on terms consistent with board of director equity award agreements, all unvested 2023 Awards will accelerate and vest in full.”

2.
Term. Section 12 of the Agreement is amended and restated in its entirety as follows:

“Term & Termination. The term of this Agreement will commence on the Effective Date and will expire on December 31, 2023, unless extended by mutual written agreement of the parties or earlier terminated in accordance with this Section 12 (the “Term”).Notwithstanding anything to the contrary herein, the Company may terminate this Agreement, for any or no reason, on written notice to Executive Chair and Executive Chair may terminate this agreement, for any reason or no reason, on fifteen (15) days prior written notice to the Company. The Board shall periodically review the ongoing benefit of the Executive Chair position to the Company and may elect to terminate the Agreement in accordance with the preceding sentence following any such review.”

3. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws of such state. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

4. Entire Agreement. Except as amended hereby, the Agreement shall remain in full force and effect as originally written..

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Executive Chair Agreement as of the date first above written.

SOLID BIOSCIENCES INC.

By: /s/ Ilan Ganot

Name: Ilan Ganot

Title: Chief Executive Officer

IAN F. SMITH

/s/ Ian F. Smith

SECOND AMENDMENT TO

EXECUTIVE CHAIR AGREEMENT

THIS SECOND AMENDMENT TO EXECUTIVE CHAIR AGREEMENT (“Amendment”) is effective January 1, 2024 (the “Second Amendment Date”), is by and between Ian F. Smith, an individual having an address at 104 Meadowbrook Road, Weston, MA, 02493 (the “Executive Chair”), and Solid Biosciences Inc., a Delaware corporation (together with its affiliates, the “Company”), having an address at 500 Rutherford Ave., Charlestown, MA 02129.

WHEREAS, Executive Chair and the Company are parties to that certain Executive Chair Agreement (“Agreement”), effective as of January 1, 2022 (the “Effective Date”), and

WHEREAS, the parties desire to amend the Agreement in manner set forth below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Definitions. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Agreement.

2.Compensation. Section 2 of the Agreement is amended by inserting a new Section 2B as follows:

“2A. Compensation – 2023. As consideration for Services provided under this Agreement from and after January 1, 2024, the Company shall, subject to approval of Company’s Board, grant to Executive Chair equity awards (the “2024 Awards”) with an aggregate total Black Scholes value of $150,000, consisting of (i) 50% stock options (the “2024 Stock Options”) at an exercise price per share equal to the closing price of the Company’s Common Stock on 2024 Grant Date and (ii) 50% restricted stock units (“2024 RSUs”), in each case adjusted, as applicable and appropriate, to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date of this Amendment and prior to the Grant Date. The 2024 Awards will vest in equal quarterly installments with the first installment vesting three months from the 2024 Grant Date and the final installment vesting date on the date that is 12 months from the 2024 Grant Date, subject to continued services as a Director of the Company. Additionally, in the event of (i) the early termination of this Agreement prior to the expiration of the Term and/or (ii) a change in control of the Company and on terms consistent with Board of Director equity award agreements, all unvested 2024 Awards will accelerate and vest in full. The Company’s external compensation consultants evaluated the cash rate and found the rates to be appropriate. The consultants were present for the official recommendation to the Compensation Committee.”

3.Term. Section 12 of the Agreement is amended and restated Second in its entirety as follows:

“Term & Termination. The term of this Agreement will commence on the Effective Date and will expire on December 31, 2024, unless extended by mutual written agreement of the parties or earlier terminated in accordance with this Section 12 (the “Term”). Notwithstanding anything to the contrary herein, the Company may terminate this Agreement, for any or no reason, on written notice to Executive Chair, and Executive Chair may terminate this agreement, for any reason or no reason, on fifteen (15) days prior written notice to the Company. The Board shall, on or about June 1, 2024, and periodically thereafter, review the ongoing benefit of the Executive Chair position to the Company and may elect to terminate the Agreement in accordance with the preceding sentence following any such review in accordance with the preceding sentence.

3. Remaining Provisions of the Agreement. Except as provided herein, each of the other provisions of the Agreement shall remain in full force and effect.

4. References. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like important shall mean and be reference to the Agreement, as amended hereby.

5. Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws of such state. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

6. Counterparts. This Amendment may be executed in one or mor counterparts, including by electronic (PDF) transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. Entire Agreement. This Agreement, as supplemented and modified by this Amendment contains the Parties’ entire agreement, and there are no promises or conditions in any other agreement between the Parties, whether oral or written, concerning the subject matter hereof. As supplemented and modified by this Amendment., the agreement supersedes any prior written or oral agreements between the Parties concerning the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Executive Chair Agreement as of the date first above written.

SOLID BIOSCIENCES INC.

By: /s/ Bo Cumbo

Name: Bo Cumbo

Title: President and CEO

Date: 12/31/2023

IAN F. SMITH

/s/ Ian F. Smith

Date: 01/01/2024